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                                   EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS


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                                        1994           1993          1992
                                        ----           ----          ----
Net Income ($000) .................   $113,510        $50,043       $76,233


Weighted Average Common
  Shares Outstanding .............. 69,954,082     69,740,458    69,604,174


Earnings Per Share ................      $1.62          $0.72         $1.10


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis...... 70,325,502     70,048,604    70,131,230


Primary Earnings Per Share ........      $1.61          $0.71         $1.09


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis ................... 70,326,104     70,189,459    70,131,230


Fully Diluted Earnings Per Share ..      $1.61          $0.71         $1.09



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